Exhibit 11.1

SAFEWAY INC. AND SUBSIDIARIES

Computation of Earnings Per Share

(In millions, except per-share amounts)

(Unaudited)

	12 Weeks Ended
	March 25, 2006		March 26, 2005
	Diluted	Basic	Diluted	Basic
Net income	$142.9	$142.9	$131.3	$131.3

Weighted average common shares outstanding	449.0	449.0	447.0	447.0

Common share equivalents	2.0		2.6

Weighted average shares outstanding	451.0		449.6

Earnings per share	$0.32	$0.32	$0.29	$0.29

Calculation of common share equivalents:
Options to purchase common shares	11.7		6.0
Common shares assumed purchased with potential proceeds	(9.7)		(3.4)

Common share equivalents	2.0		2.6

Calculation of common shares assumed purchased with potential proceeds:
Potential proceeds from exercise of options to purchase common shares	$233.1		$63.1
Common stock price used under the treasury stock method	$24.09		$18.60
Common shares assumed purchased with potential proceeds	9.7		3.4

Anti-dilutive shares totaling 25.5 million in 2006 and 21.6 million in 2005 have been excluded from diluted weighted average shares outstanding.